http://tenderoffer.pixar.com/election/agreement_to_terms?

The Walt Disney Company

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Agreement to Terms of Election

1. Promptly after the expiration of the offer, Disney shall return to me a final and completed "Amendment to Stock Option Agreements and Promise to Make Cash Payment" evidencing the amendment of the options I elect to amend and my right to receive a cash payment for the eligible options I elected to have amended.

2. If I cease to remain employed by Disney or any of its subsidiaries after I elect to participate with respect to my eligible options but before Disney accepts my amendment election, my eligible options will not be amended, and I will not become entitled to any cash payment.

3. Until the expiration date, I will have the right to change or withdraw my election with respect to my eligible options. However, after the expiration date, I will have no further right to change or withdraw my election with respect to my eligible options. If Disney has not accepted my election by 5:00 p.m., Pacific Time, on June 4, 2007, I may withdraw my election at any time thereafter.

4. My election through the procedures described in Section 4 of the Offer to Amend and the instructions to the election form constitute my acceptance of all of the terms and conditions of the offer. Disney's acceptance of my elections for amendment will constitute a binding agreement between Disney and me upon the terms and subject to the conditions of the offer.

5. I am the registered holder of the eligible options tendered hereby, and my name, employee identification number and other information appearing in this election form are true and correct.

6. I am not required to participate in the offer. However, if I do not elect to participate with respect to my eligible options or if those options are not otherwise amended pursuant to the offer, then I am solely responsible for Section 409A taxes with respect to those eligible options, and Disney will not reimburse me for any Section 409A taxes with respect to those eligible options.

7. Disney will not give me tax advice with respect to the offer or specific to my individual circumstance and has advised me to consult with my own financial, legal, and/or tax advisor regarding the federal, state and local tax consequences of participating or not participating in the offer.

8. Under certain circumstances set forth in the offer documents, Disney may terminate or amend the offer and postpone its acceptance and amendment of the elections. In the event Disney does not accept my election to participate with respect to eligible options, those options will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.

9. I understand that neither Disney nor Disney's Board of Directors is making any recommendation as to whether I should accept or refrain from accepting the offer to amend my eligible options, and that I must make my own decision whether to elect to participate in the offer, after taking into account my own personal circumstances and preferences. I understand that the amended options resulting from the amendment of my tendered eligible options may decline in value and may be "out of the money" when I decide to exercise those options. I further understand that past and current market prices of Disney common stock may provide little or no basis for predicting what the market price of Disney common stock will be when Disney amends my tendered option or at any other time in the future.

10. I hereby acknowledge that I have read the documents related to the offer listed below:

- Offer to Amend the Exercise Price of Certain Options

http://tenderoffer.pixar.com/election/agreement_to_terms?

reimburse me for any Section 409A taxes with respect to those eligible options.

7. Disney will not give me tax advice with respect to the offer or specific to my individual circumstance and has advised me to consult with my own financial, legal, and/or tax advisor regarding the federal, state and local tax consequences of participating or not participating in the offer.

8. Under certain circumstances set forth in the offer documents, Disney may terminate or amend the offer and postpone its acceptance and amendment of the elections. In the event Disney does not accept my election to participate with respect to eligible options, those options will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.

9. I understand that neither Disney nor Disney's Board of Directors is making any recommendation as to whether I should accept or refrain from accepting the offer to amend my eligible options, and that I must make my own decision whether to elect to participate in the offer, after taking into account my own personal circumstances and preferences. I understand that the amended options resulting from the amendment of my tendered eligible options may decline in value and may be "out of the money" when I decide to exercise those options. I further understand that past and current market prices of Disney common stock may provide little or no basis for predicting what the market price of Disney common stock will be when Disney amends my tendered option or at any other time in the future.

10. I hereby acknowledge that I have read the documents related to the offer listed below:

- Offer to Amend the Exercise Price of Certain Options
- Election form
- Instructions to the election form

11. I hereby elect to participate in the offer with respect to my eligible options as previously identified in accordance with the Offer to Amend. I agree that the options identified are the eligible options I hold. I agree and understand that each of the eligible options that I have elected to participate in the offer will be amended by Disney unless I submit a new, properly completed election form withdrawing my election prior to the expiration of the offer.

12. I understand that I must fully complete and submit the election form via the offer website or by fax to Yvonne Brazil at (510) 922-3540 prior to the expiration of the offer.

13. I further understand that Disney intends to send me an e-mail at my e-mail address listed below within two U.S. business days after the submission of my election form. If I have not received an e-mail confirmation within the two business days, I agree that it is my responsibility to confirm that Disney has received my complete submission.

14. I acknowledge that the offer and the other documents and communications regarding the offer are being delivered to me electronically. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Disney intranet site, the delivery of a document via e-mail or such other means of delivery specified by Disney. By submitting this Agreement, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Disney a paper copy of any documents delivered electronically at no cost to me by contacting Disney by e-mail or telephone using the contact information on the instructions to the election form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide Disney with a paper copy of any documents if my attempted delivery of such documents electronically fails.

Name	John Doe
E-mail	johndoe@pixar.com
Employee Number	1085

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